Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 866-506-5333
www.southerncompany.com

Investor Relations Contact:
Dan Tucker
404-506-5310
dstucker@southernco.com

February 4, 2015
Southern Company reports fourth-quarter and full-year 2014 earnings

ATLANTA - Southern Company today reported fourth-quarter 2014 earnings of $300 million, or 33 cents per share, compared with earnings of $414 million, or 47 cents per share, in the fourth quarter of 2013. Southern Company also reported full-year 2014 earnings of $1.98 billion, or $2.21 per share, compared with earnings for 2013 of $1.64 billion, or $1.88 per share.

Earnings for the fourth quarter of 2014 include after-tax charges of $43 million, or 5 cents per share - and earnings for the full year 2014 include after-tax charges totaling $536 million, or 59 cents per share - related to increased cost estimates for construction of Mississippi Power’s Kemper County integrated gasification combined cycle project. Earnings for the fourth quarter of 2013 include after-tax charges of $25 million, or 3 cents per share - and earnings for the full year 2013 include after-tax charges totaling $729 million, or 83 cents per share - related to increased cost estimates for construction of the Kemper project. Earnings for the full year 2013 also include an after-tax charge of $16 million, or 2 cents per share, for the restructuring of a leveraged lease investment recorded in the first quarter of 2013. Earnings for the fourth quarter and full year 2013 also include $12 million, or 2 cents per share, of insurance recovery related to the March 2009 litigation settlement agreement with MC Asset Recovery, LLC. Excluding these items, earnings for the fourth quarter and full year 2014 were 38 cents and $2.80 per share, respectively, compared with 48 cents and $2.71 per share, respectively, for the same periods in 2013.

Earnings for the fourth quarter and full year 2014 were positively influenced by retail revenue effects at Southern Company’s traditional operating companies, offset by increased operating and maintenance expenses. Full-year 2014 earnings were further positively influenced by closer-to-normal weather and increased customer growth compared with the full year 2013.

“Southern Company had one of its best years ever serving customers in 2014,” said Southern Company Chairman, President and CEO Thomas A. Fanning. “We continued to lead the industry in customer satisfaction and set several all-time records for system reliability. Our commitment to providing clean, safe, reliable and affordable electricity - while making communities better off because we’re there - remains the cornerstone of our business.”

Fanning said economic growth was especially strong during the second half of 2014, led by manufacturing activity, growth in exports and a stronger domestic economy.

Operating revenues for the full year 2014 were $18.5 billion, compared with $17.1 billion in 2013, an increase of 8.3 percent. Fourth-quarter 2014 operating revenues were $4.0 billion, compared with $3.9 billion for the same period in 2013, an increase of 3.1 percent.

Kilowatt-hour sales to retail customers in the Southern Company system's four-state service area increased 3.3 percent in 2014, compared with 2013. Residential energy sales increased 5.5 percent, commercial energy sales increased 1.3 percent and industrial energy sales increased 3.3 percent.

Total energy sales to the Southern Company system’s customers in the Southeast, including wholesale sales, increased 6.0 percent in 2014, compared with 2013.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern time today, during which Fanning and Chief Financial Officer Art P. Beattie will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available at the site for 12 months.

Southern Company has also posted on its website detailed financial information on its fourth-quarter and full-year performance. These materials are available at www.southerncompany.com.

With more than 4.5 million customers and approximately 46,000 megawatts of generating capacity, Atlanta-based Southern Company (NYSE: SO) is the premier energy company serving the Southeast through its subsidiaries. A leading U.S. producer of clean, safe, reliable and affordable electricity, Southern Company owns electric utilities in four states and a growing competitive generation company, as well as fiber optics and wireless communications. Southern Company brands are known for energy innovation, excellent customer service, high reliability and retail electric prices that are below the national average. Southern Company and its subsidiaries are leading the nation's nuclear renaissance through the construction of the first new nuclear units to be built in a generation of Americans and are demonstrating their commitment to energy innovation through the development of a state-of-the-art coal gasification plant. Southern Company has been recognized by the U.S. Department of Defense and G.I. Jobs magazine as a top military employer, listed by DiversityInc as a top company for Blacks and designated a 2013 Top Employer for Hispanics by Hispanic Network. The company received the Edison Award from the Edison Electric Institute for its leadership in new nuclear development, was named Electric Light & Power magazine's Utility of the Year for 2012 and is continually ranked among the top utilities in Fortune's annual World’s Most Admired Electric and Gas Utility rankings. Visit our website at www.southerncompany.com.

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